FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

 and

Spectrum Advisory Services, Inc.

      THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the “First Amendment”)  is made and entered into as of March 1, 2014, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Spectrum Adviosry Services, Inc., a Georgia Corporation (the "Adviser") located at 1050 Crown Pointe Parkway, Suite 750 , Atlanta, Georgia 30338.

RECITALS:

     WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and Spectrum Adviosry Services, Inc., dated as of November 29, 2012 (the “Agreement”);

     WHEREAS, the Adviser has subsequently agreed to lower the annual adivosry fee as a percentage of net assest of the Marathon Value Portfolio;

     NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Marathon Value Portfolio	1.10%

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: _/s/ Andrew Rogers__

Name: Andrew Rogers

Title:   President

Spectrum Advisory Services, Inc.

By: _/s/ Marc Heilweil___

Name: Marc Heilweil

Title: President